PlayCore, Inc.
                               1212 Barberry Road
                              Janesville, WI  53545

    AT THE COMPANY:              THE FINANCIAL RELATIONS BOARD:

    Richard Ruegger              Mike Arneth
    VP Finance/CFO               Jeff Wilhoit
    (608) 755-4777               (312) 266-7800

   FOR IMMEDIATE RELEASE
   APRIL 28, 1998

             SWING-N-SLIDE CORP. CHANGES ITS NAME TO PLAYCORE, INC.

   Janesville, Wis., April 28, 1998 -- Swing-N-Slide Corp. (AMEX:PCO), announced today that it has changed its name to PlayCore, Inc. PlayCore's common stock continues to be listed on the American Stock Exchange and trades under the new symbol "PCO."

             In light of the company's March 1997 acquisition of GameTime, Inc., a leading manufacturer of modular and custom commercial outdoor playground equipment, and the subsequent change in the focus of the company's business to include GameTime, the company determined that a new corporate name should be adopted.

             "Far from being a merely cosmetic change, the PlayCore name is consistent with our focus on the company as a new entity with a fresh approach to growing and succeeding in our industry. It is a manifestation of our directive to become one of the largest manufacturers and marketers of large-scale play equipment for all environments," said Frederic L. Contino, President and Chief Executive Officer.

             Headquartered in Janesville, Wisconsin, PlayCore, Inc. is a leading commercial and consumer playground equipment company. GameTime, PlayCore's commercial products division, acquired by PlayCore in 1997 as the first step in the company's plan to become the preeminent worldwide supplier of large-scale play and recreation products, is located in Ft. Payne, Alabama. GameTime markets its playground systems to municipalities, schools, park districts and other playground equipment users through a network of dedicated independent representatives. GameTime is one of the largest manufacturers and marketers of modular and custom commercial outdoor playground equipment in the world. Swing-N-Slide, PlayCore's consumer products subsidiary, markets through hardware and home center customers and has manufacturing facilities in Janesville, Wisconsin. Its do-it-yourself wooden playground equipment is the market leader in the U.S. and is sold worldwide through more than 6,000 home center, building supply and hardware stores.

    To receive PlayCore's latest news release and other corporate documents, free of charge via fax, simply dial 1-800-PRO-INFO. Use company code 794.

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